Exhibit 10.17

James C. Mullen
Chief Executive Officer Patheon
U.S. Headquarters
4721 Emperor Blvd., Suite 200
Durham, North Carolina 27703

25 January 2011

PRIVATE AND CONFIDENTIAL

RE:	Terms of Employment

Stuart Grant
15604 Frohock Place
Charlotte, NC 28277

Dear Stuart:

Further to our discussions, I am pleased to present these terms of employment to you with Patheon Pharmaceutical Services Inc. (the “Company”) to serve as Chief Financial Officer. Attached hereto, as Exhibit A, is a summary of the key terms of your employment arrangement. Your employment will be governed by the terms set forth on Exhibit A, subject to the execution of an employment agreement between you and the Company on substantially the terms set forth on Exhibit A (the “Employment Agreement”).

By executing this letter, you agree that your employment will be governed by the terms set forth on Exhibit A, subject to the final execution of the Employment Agreement.

Stuart, I am looking forward to working with you.

Very truly yours,

Patheon Pharmaceuticals Services Inc.

James C. Mullen
Chief Executive Officer

Accepted as of this 27th day of January, 2012:

Stuart Grant

Performance the World Over

EXHIBIT A

Summary of Key Terms
For Proposed Employment between Patheon Pharmaceutical Services Inc.
(the “Company”)
and
Stuart Grant (“Executive”)

1.	Title: Chief Financial Officer. Position reports to the Chief Executive Officer (“CEO”).

The Company is a subsidiary of Patheon Inc. (“Patheon”). Patheon is in the business of providing its customers with pharmaceutical development services, clinical trial manufacturing and packaging and commercial manufacturing and packaging. The Company serves as the corporate shared services entity for Patheon and other members of the Patheon Group. As used herein, “Patheon Group” means Patheon and any entity controlled by Patheon.

2.	Term and Effective Date

Indefinite term with an expected start date of February 13, 2012 (“Effective Date”).

3.	Location of Duties

The Executive’s principal office will be at the US Headquarters location in Durham, North Carolina. The Executive will be required to relocate to Raleigh/Durham area as a condition employment. The Executive will be eligible for relocation assistance in accordance with the North American Tier 1 program. The move must be completed within 12 months of the Effective Date.

4.	Direct Reports and Functional Responsibility

The Executive will serve as the Chief Financial Officer, with such authority, duties and responsibilities as are commensurate with such position, reporting to the CEO. In addition, the Executive will be a member of the Patheon Group’s Executive Committee and will become an officer of Patheon and of any members of the Patheon Group as may be requested.

The Executive will have responsibility for leading Patheon’s Finance function.

5.	Base Salary

$430,000 annually (“Base Salary”), payable in regular installments in accordance with the Company’s normal payroll practices. Executive’s base salary will be reviewed during the normal Performance cycle following close of the 2012 fiscal year. Any increase to base salary will be awarded in the same time frame as other similarly situated executives receiving Performance based merit awards.

Performance the World Over

6.	Performance Bonus

Executive will be eligible to receive a target performance bonus of forty-five percent (45%) of Executive’s Base Salary, based on achieving predetermined financial and other targets recommended by the Chief Executive Officer. For fiscal 2012, any Performance bonus will be prorated from the Effective Date.

7.	Equity Compensation - Stock Options

Executive will be eligible to participate in Patheon’s 2011 Amended and Restated Incentive Stock Option Plan (the “Stock Option Plan”) and to be awarded stock options from time to time in accordance with the terms of such Plan and related stock option award agreement (together, with the Stock Option Plan, the “Stock Option Related Documents”).

Subject to approval of the Board of Directors of Patheon (the “Board”) at a meeting following the Effective Date, the Executive will be granted options to acquire 425,000 of Patheon’s restricted voting shares, subject to the Stock Option Related Documents. Except as otherwise provided in the Stock Option Related Documents, the options will vest in five (5) equal installments on each of the first five (5) anniversaries of the Effective Date, subject to the Executive’s continued employment with the Patheon Group until the relevant vesting dates. The subscription price for the shares under option will be the market price (as defined in the Stock Option Plan) on the date of grant. All options granted to the Executive will expire ten (10) years from the date of grant.

During the Executive’s employment, at the discretion of the Board or its delegate, the Executive also will be eligible to receive additional stock options and other long-term incentives under the Stock Option Plan or any similar plan adopted by Patheon from time to time in the course of its periodic review of executive compensation arrangements.

Executive will be expected to comply with the terms of any share ownership guidelines implemented by Patheon, as amended from time to time.

8.	Employee Benefits

Executive will be entitled to participate in all employee healthcare and welfare benefits programs of the Company, in accordance with the then applicable terms, conditions and eligibility requirements of such programs that are offered from time to time to U.S. resident-based employees at the Executive’s level, including medical, dental, life insurance, 401k retirement plans and other health benefit programs. The Company will pay the Executives ArmadaCare premiums during 2012.

In addition, the Executive will be entitled to four (4) weeks of vacation time, subject to the Company’s vacation policy, as may be in effect from time to time, which will be pro-rated based on the Effective Date. Further, the Executive will be entitled to four (4) floating holidays annually (one of which is designated to be December 31, 2012) and twenty-four (24) hours for emergency time off annually, each in accordance with the Company’s policies, as may be in effect from time to time, and pro-rated based on the Effective Date.

Performance the World Over

9.	Severance

In the event the Executive’s employment is terminated by the Company without Cause (as defined below) or if the Executive terminates employment with the Company for Good Reason (as defined below), the Executive will be entitled to receive an amount equal to (i) twelve (12) months Base Salary and (ii) an additional amount, determined by the Company in its sole discretion, equal to the bonus he would reasonably be expected to have earned during the fiscal year in which his employment is terminated. The Executive will be entitled to this severance benefit only if he executes and does not revoke a Company-drafted waiver and release within a prescribed time period following termination of employment.

The severance benefit described above will generally be paid in equal installments over twelve (12) months, beginning after the date the waiver and release becomes irrevocable. However, to the extent that the Executive’s severance payment exceeds two times the lesser of (i) the Executive’s annual compensation or (ii) the compensation limit in effect under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the calendar year including the date of termination, any amounts not yet paid as of the “short-term deferral date” will be paid in a lump sum on the “short-term deferral date.” The “short-term deferral date” is the date that is two and one-half months after the end of the later of (i) the calendar year in which the Executive’s employment is terminated or (ii) the Company’s fiscal year in which the Executive’s employment is terminated.

“Good Reason” means the occurrence of any of the following events without the consent of the Executive: (i) a material reduction of the Executive’s duties or responsibilities or the assignment to the Executive of duties or responsibilities or the assignment to the Executive of duties materially inconsistent with such position or (ii) a material breach by the Company of the Employment Agreement. A termination of the Executive’s employment by Executive will not be deemed to be for Good Reason unless (i) the Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) the Executive’s “separation from service” within the meaning of Section 409A of the Code occurs not later than ninety (90) days after such event or condition initially occurs or exists.

In the event of termination for Cause, the Executive will not be entitled to severance.

“Cause” means the determination, in good faith, by the Board, after notice to the Executive, that one or more of the following events has occurred: (i) Executive has failed to perform his material duties, and such failure has not been cured after a period of thirty (30) days notice from the Company; (ii) any reckless or grossly negligent act by Executive having the effect of injuring the interest, business, or reputation of the Company or member of the Patheon Group in any material respect; (iii) Executive’s commission of any felony (including entry of a nolo contendre plea); (iv) any misappropriation or embezzlement of the property of the Company or any member of the Patheon Group; or (v) a breach of any material provision of the Employment Agreement by Executive, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by Executive of notice from the Company of such breach.

Performance the World Over

10.	Change in Control

In the event that the Executive’s employment is terminated by the Company without Cause or terminated by the Executive for Good Reason at any time during the six (6) month period following a Change in Control, then (i) the Executive will be entitled to receive those amounts set forth in Section 9 (“Severance”) above, and (ii) the unvested portion of the options granted to the Executive hereunder will become immediately vested and exercisable and remain in force for the duration of their original term.

“Change in Control” means any of the following events:

(i) Any “Person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than JLL Partners or its affiliates, becomes a Beneficial Owner (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of Patheon entitled to vote generally in the election of directors;

(ii) There is consummated a merger or consolidation of Patheon or any direct or indirect subsidiary of Patheon with any other company, other than a merger or consolidation that would result in the voting securities of Patheon outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of Patheon or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iii) The stockholders of Patheon approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by Patheon of all or substantially all of its assets.

However, in no event will a “Change in Control” be deemed to have occurred solely because Patheon (or any member of the Patheon Group) engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more affiliates.

Performance the World Over

11.	Other

The Executive will execute confidentiality, invention assignment, one year non-solicit/no-hire, and one year non-competition covenants.

The Executive represents that he is under no employment contract, non- competition or other covenants or restrictions that could limit his ability to commence work on the Effective Date or otherwise limit his ability to perform all responsibilities of the position.

14.	Governing Law

North Carolina

15.	Section 409A Compliance

While it is the intent of Patheon that the compensation and benefits described in this summary will be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”) the tax treatment of such compensation and benefits is not warranted or guaranteed. The terms of employment described in this summary will be reflected in the Employment Agreement, which will also include further provisions addressing exemption from or compliance with Section 409A. The Executive will have the opportunity to have the Employment Agreement reviewed by counsel prior to signature. In order to comply with Section 409A, the Employment Agreement must be finalized by the end of the calendar year that includes the Effective Date.

Performance the World Over